DAY, BERRY & HOWARD
                                                        CityPlace
                                                        Hartford
                                                        Connecticut 06103-3499
                                                        Telephone (860) 275-0100
                                                        Facsimile (860) 275-0343
COUNSELLORS AT LAW
HARTFORD, STAMFORD AND BOSTON


June 26, 1997


New England Community Bancorp, Inc.
New England Bank & Trust Company
176 Broad Street
P.O. Box 130
Windsor, CT 06095


Ladies and Gentlemen:

       We have acted as counsel to New England Community Bancorp, Inc. (the "Company"), a Delaware corporation, and New England Bank & Trust Company (the "Bank"), a Connecticut-chartered commercial bank and a wholly-owed subsidiary of the Company, in connection with a proposed transaction with First Bank of West Hartford ("First Bank"), a Connecticut-chartered commercial bank pursuant to a Plan and Agreement of Reorganization dated as of February 25, 1997 (the "Agreement"). The Agreement provides for the merger (the "Reorganization") of First Bank with and into the Bank, the cancellation of all of the outstanding shares of First Bank's stock, and the receipt by First Bank's shareholders of shares of Company Common Stock and cash (to dissenters or for fractional shares) in exchange therefor. Unless otherwise indicated, all capitalized terms used herein shall have the same meanings assigned to them in the Agreement.

       You have requested our opinion regarding the federal income tax consequences of the proposed Reorganization. In rendering our opinion, we have examined and are familiar with such documents, records, and other instruments, provisions of law, judicial decisions, and other authorities, as we have deemed appropriate for such purpose. We have assumed that the Reorganization will be effected in compliance with all of the terms of the Agreement, and that the following representations can be confirmed at the time of the Reorganization, which such confirmation is a condition to the continuing effectiveness of this opinion. We have relied on the following representations, which the Company, the Bank and First Bank have made to us in connection with the preparation of this opinion:


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DAY, BERRY & HOWARD
NEW ENGLAND COMMUNITY BANCORP, INC.
NEW ENGLAND BANK & TRUST COMPANY
JUNE 26, 1997
PAGE 2

     (a) The fair market value of the Company Common Stock and cash received by each First Bank shareholder will be approximately equal to the fair market value of First Bank Common Stock surrendered in the exchange.

     (b) There is no plan or intention by the shareholders of First Bank who own five percent or more of First Bank Common Stock, and to the best of the knowledge of the management of First Bank, there is no plan or intention on the part of the remaining shareholders of First Bank to sell, exchange or otherwise dispose of a number of shares of Company Common Stock received in the Reorganization that would reduce First Bank shareholders' ownership of Company Common Stock to a number of shares having a value, as of the date of the Reorganization, of less than 50 percent of the value of all of the formerly outstanding stock of First Bank as of the same date. For purposes of this representation, shares of First Bank Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Company Common Stock, will be treated as outstanding First Bank Common Stock on the date of the Reorganization. Moreover, shares of First Bank Common Stock and shares of Company Common Stock held by First Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization will be considered in making this representation.

     (c) The Bank will acquire at least 90 percent of the fair market value of the net assets (which we assume to be equal to the value of the total consideration paid by the Company in the Reorganization) and at least 70 percent of the fair market value of the gross assets held by First Bank immediately prior to the Reorganization. For purposes of this representation, amounts paid by First Bank to dissenters, amounts paid by First Bank to shareholders who receive cash or other property, First Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by First Bank immediately preceding the Reorganization, will be included as assets of First Bank held immediately prior to the Reorganization.

     (d) Prior to the Reorganization, the Company will be in control of the Bank within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").


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DAY, BERRY & HOWARD
NEW ENGLAND COMMUNITY BANCORP, INC.
NEW ENGLAND BANK & TRUST COMPANY
JUNE 26, 1997
PAGE 3


     (e) The Bank has no plan or intention to issue additional shares of its stock that would result in the Company losing control of the Bank within the meaning of Section 368(c) of the Code.

     (f) The Company has no plan or intention to reacquire any of its stock issued in the Reorganization.

     (g) The Company has no plan or intention to liquidate the Bank, to merge the Bank with or into another corporation; to sell or otherwise dispose of the stock of the Bank or to cause the Bank to sell or otherwise dispose of any of the assets of First Bank acquired in the Reorganization except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     (h) The liabilities of First Bank assumed by the Bank and the liabilities to which the transferred assets of First Bank are subject were incurred by First Bank in the ordinary course of its business.

     (i) Following the Reorganization, the Bank intends to continue the historic business of First Bank or to use a significant portion of First Bank's business assets in a business.

     (j)  The  Company,  the Bank and First Bank and the  shareholders  of First
          Bank  will  pay  their  respective  expenses,   if  any,  incurred  in
          connection with the Reorganization.

     (k) There is no intercorporate indebtedness existing between the Company and First Bank or between the Bank and First Bank that was issued, was acquired, or will be settled at a discount.

     (l) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (m) First Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

DAY, BERRY & HOWARD
NEW ENGLAND COMMUNITY BANCORP, INC.
NEW ENGLAND BANK & TRUST COMPANY
JUNE 26, 1997
PAGE 4

     (n) On the date of the Reorganization, the fair market value of the assets of First Bank transferred to the Bank will equal or exceed the sum of the liabilities assumed by the Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (o)  No stock of the Bank will be issued in the Reorganization.

     (p) The payment of cash in lieu of fractional shares of Company Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Company of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to First Bank shareholders instead of issuing fractional shares of Company Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to First Bank shareholders in exchange for their shares of First Bank Common Stock. No First Bank shareholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Company Common Stock.

     (q) None of the compensation received by any shareholder-employees of First Bank will be separate consideration for, or allocable to, any of their shares of First Bank Common Stock; none of the shares of Company Common Stock received by any shareholder-employees of First Bank will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees First Bank will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (r) The amount of cash (referred to herein as "boot") to be received by First Bank shareholders pursuant to the Agreement, including the amount of cash to be received in lieu of fractional shares and the amount of cash to be received by dissenting shareholders, will not equal more than 50 percent of the aggregate consideration to be received by all First Bank shareholders in exchange for their First Bank Common Stock.

      Based  on  the   foregoing   authorities   and  on  the   information  and
representations set forth above, as well as on the occurrence of the proposed Reorganization in compliance

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DAY, BERRY & HOWARD
NEW ENGLAND COMMUNITY BANCORP, INC.
NEW ENGLAND BANK & TRUST COMPANY
JUNE 26, 1997
PAGE 5

with the terms of the Agreement, we are of the opinion that the Reorganization will have the following federal income tax consequences:

     1. Provided that the Bank continues the historic business of First Bank or uses a significant portion of First Bank's business assets in a business following the Reorganization, the acquisition by the Bank in the Reorganization of substantially all of the assets of First Bank in exchange for shares of Company Common Stock and cash and the assumption by the Bank of the liabilities of First Bank will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. The Company, the Bank and First Bank will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by the shareholders of the Company, the Company or the Bank upon the acquisition by the Bank in the Reorganization of substantially all of the assets of First Bank in exchange for Company Common Stock, cash and the assumption of First Bank's liabilities by the Bank. Rev. Rul. 57-278, 1957-1 C.B. 124.

       We hereby consent to the use of this opinion in connection with the registration of the offering and sale of the Company Common Stock with the Securities and Exchange Commission under the Securities Act of 1933, and to the reference to us in the joint Proxy Statement-Prospectus which constitutes a portion of said registration.

                                                  Very truly yours,


                                                  DAY, BERRY & HOWARD